GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3910
Dated November 21, 2002	Dated May 9, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: May 9, 2003

Settlement Date (Original Issue Date): May 16, 2003

Maturity Date: February 15, 2012

Principal Amount (in Specified Currency): US$ 200,000,000

Price to Public (Issue Price): 110.859% (plus accrued interest from February 15, 2003)

Agent's Discount or Commission: 0.400%

Net Proceeds to Issuer: US$ 220,918,000 (plus accrued interest from February 15, 2003)

Interest Rate Per Annum: 5.875%

Interest Payment Date(s):

X February 15th and August 15th of each year commencing August 15, 2003 (with respect to the period from and including May 16, 2003 to but excluding August 15, 2003) and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3910
Dated May 9, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

CUSIP No.: 36962GXS8

USISIN: US 36962 GXS82

Common Code: 014355138

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

(Floating Rate)
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Pricing Supplement No. 3910
Dated May 9, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

General.

At March 31, 2003 the Company had outstanding indebtedness totaling $266.077 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2003 excluding subordinated notes payable after one year was equal to $265.112 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 31, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.78

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Reopening of Issue:

The Notes are intended to be fully fungible and will be consolidated and form a single series for all purposes with the Companys issue of US$ 2,250,000,000 5.875% Notes Due February 15, 2012, as described in the Companys pricing supplement number 3706 dated February 12, 2002 and with the Companys issue of US$ 200,000,000 5.875 Notes Due February 15, 2012, as described in the Companys pricing supplement number 3756 dated May 15, 2002.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 110.859% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

Institution J.P. Morgan Securities Inc.	Commitment $ 100,000,000
Lehman Brothers Inc.	100,000,000
Total	$ 200,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.